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                                    EXHIBIT 4
                                    ---------

                 SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT
                 ----------------------------------------------

     This Second Amendment to Revolving Credit Agreement (this "Amendment") is entered into at Columbus, Ohio, by and between The Huntington National Bank, as lender (the "Bank"), and R.G. Barry Corporation, as borrower (the "Borrower"), as of the 1st day of September, 2003, in order to amend the Revolving Credit Agreement entered into by and among the Bank and the Borrower as of the 27th day of December, 2002 (the "Credit Agreement").

     Whereas, the parties to this Amendment desire to amend certain of the provisions of the Credit Agreement, the Credit Agreement is hereby amended as follows:

     1. Section 1 of the Credit Agreement is hereby amended to recite in its entirety as follows:

                             SECTION 1. COMMITMENT.

               1.1. Basic Commitment Terms. The Borrower has applied to the Bank for revolving credit loans up to an aggregate principal amount of $32,000,000, the proceeds of which are to be used by the Borrower for general corporate purposes, including, without limitation, seasonal financing of inventory and accounts receivable. The Borrower has also applied to the Bank for a loan in the principal amount of $4,000,000, the proceeds of which are to be used by the Borrower for general corporate purposes and which loan is to mature and the related commitment to lend is to expire on November 1, 2003. The Bank is willing to make such loans to the Borrower upon the terms and subject to the conditions hereinafter set forth up to a maximum aggregate principal amount not in excess of $36,000,000 (said amount being hereinafter called the "Commitment" of the Bank). Notwithstanding anything to the contrary contained in any Note evidencing the Loan, the principal amount advanced by the Bank pursuant to the Notes held by the Bank shall not exceed the amount of the Bank's Commitment.

               1.2. Commitment Limitations. Notwithstanding the foregoing, during the following periods in each year occurring during the term of this Agreement, the aggregate Commitment of the Bank shall be in an amount equal to the lesser of the following amounts or the amount to which the Commitment has been reduced pursuant to Section 4.6 hereof:

                   Period                                Commitment
                   ------                                ----------

             From 1/1 through 1/31                       $3,000,000
             From 2/1 through 4/30                       $12,000,000
             From 5/1 through 10/31                      $32,000,000
             From 11/1 through 12/31                     $27,000,000






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          provided, that during the period from September 1, 2003, to November
          1, 2003, and only during such period, the aggregate Commitment of the Bank shall be in an amount equal to the lesser of $36,000,000 or the amount to which the Commitment has been reduced pursuant to Section
          4.6 hereof.

               1.3 BORROWING BASE. Notwithstanding the foregoing provisions of Sections 1.1 and 1.2, the aggregate principal balance of the Loans at any time outstanding shall not exceed the lesser of (a) the Commitment of the Bank, reduced as provided in Section 1.2 and (b) the Borrowing Base (as hereinafter defined). As used herein, "Borrowing Base" shall mean the sum of (i) 80% of the Company's Eligible Accounts plus (ii) 40% of the Company's Eligible Inventory.

     2. Section 3.36 of the Credit Agreement is hereby amended to recite in its entirety as follows:

               3.36 "Note" or "Notes" means the Revolving Credit Note or Revolving Credit Notes as defined in Section 4.2.

     3. Section 4.2 of the Credit Agreement is hereby amended to recite in its entirety as follows:

               4.2 EVIDENCE OF LOANS MADE UNDER REVOLVING CREDIT. All Loans made by the Bank pursuant to the Bank's Commitment shall be evidenced by one or more promissory notes substantially in the form attached hereto as EXHIBIT A (hereinafter called the "Revolving Credit Note" or "Revolving Credit Notes"), payable to the order of the Bank, duly executed on behalf of the Borrower. The Bank is hereby authorized by the Borrower to note on the schedule attached to each Revolving Credit Note the date, amount and type of each Loan made to the Borrower, the duration of the related Interest Period if applicable, the amount of each payment or prepayment of principal thereon, and the other information provided for on such schedule, which schedule shall constitute PRIMA FACIE evidence of the information so noted; provided, that failure of the Bank to make any such notation shall not relieve the Borrower of its obligation to repay the outstanding principal amount of any Loan or Loans made to it, all accrued interest thereon and all other amounts payable in accordance with the terms of the Revolving Credit Notes or this Agreement. Interest on the Loans evidenced by the Revolving Credit Notes shall be payable at the rates specified in Sections 3.2 and 3.20 hereof and on each Interest Payment Date, as hereinafter defined. The terms and conditions of this Agreement are incorporated in the Revolving Credit Notes by reference as though the same were written therein.

     4. Section 9.15 of the Credit Agreement is hereby amended to recite in its entirety as follows:



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               9.15 CASH FLOW LEVERAGE. Effective beginning on January 3, 2004, permit the ratio of average Funded Debt for the previous four quarters to EBITDA for the same period to be more than the following at the end of any fiscal quarter:

                             Periods                                 Ratio
                             -------                                 -----

          As of January 3, 2004, for the four quarters then
          ending, and as of the end of each of the following
          two quarters, for the four quarters then ending           3.0 to 1.0

          As of October 2, 2004, for the four quarters then
          ending, and as of the end of each of the following
          three quarters, for the four quarters then ending         2.75 to 1.0

          As of October 1, 2005, for the four quarters then
          ending, and as of the end of each of the quarters
          thereafter, for the four quarters then ending              2.5 to 1.0

          For the purpose of the calculations required by this Section 9.15, "EBITDA" shall not include the loss incurred by the Borrower in connection with the sale of certain of the assets of its subsidiary, Vesture Corporation, nor any of the operating losses of Vesture Corporation prior to such sale.

     5. The Borrower represents and warrants that no Event of Default has occurred and is continuing, nor will any occur immediately after the execution and delivery of this Amendment by the performance or observance of any provision hereof.

     6. Each reference to the Credit Agreement, whether by use of the phrase "Credit Agreement," "Agreement," the prefix "herein" or any other term, and whether contained in the Credit Agreement itself, in this Amendment, in any document executed concurrently herewith or in any loan documents executed hereafter, shall be construed as a reference to the Credit Agreement as amended by this Amendment.

     7. Except as previously amended and as modified herein, the Credit Agreement and the Loan Documents shall remain as written originally and in full force and effect in all respects, and nothing herein shall affect, modify, limit or impair any of the rights and powers which the Banks may have thereunder.

     8. The Borrower agrees to perform and observe all the covenants, agreements, stipulations and conditions to be performed on its part under the Credit Agreement, the promissory note executed and delivered in connection herewith, the Loan Documents, and all other related agreements, as amended by this Amendment.

     9. The Borrower hereby represents and warrants to the Bank that (a) the Borrower has legal power and authority to execute and deliver the within Amendment; (b) the respective officer executing the within Amendment on behalf of the Borrower has been duly authorized to





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execute and deliver the same and bind the Borrower with respect to the provisions provided for herein; (c) the execution by the Borrower and the performance and observance by the Borrower of the provisions hereof do not violate or conflict with the articles of incorporation, regulations or by-laws of the Borrower or any law applicable to the Borrower or result in the breach of any provision of or constitute a default under any agreement, instrument or document binding upon or enforceable against the Borrower; and (d) this Amendment and the promissory notes executed and delivered in connection herewith constitute valid and legally binding obligations upon the Borrower, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, to general equitable principles and to applicable doctrines of commercial reasonableness.

     10. This Amendment shall become effective only upon the occurrence of all the following: (a) the execution by the Borrower and the Bank of this Amendment;
(b) the execution by the Borrower and delivery to the Bank of a Revolving Promissory Note in the amount of $4,000,000 as described in this Amendment; (c) delivery by the Borrower to the Bank of a certified resolution of the Board of Directors authorizing the execution and performance of this Amendment and the additional borrowing provided for herein; and (d) Metropolitan Life Insurance Company having entered into an amendment to the Intercreditor Agreement by and between Metropolitan Life Insurance Company and the Bank dated as of December 27, 2002, providing for the pro rata sharing of collateral by those two lenders to be calculated upon the basis of $36,000,000 of debt owed to the Bank by the Borrower, and otherwise in form and substance satisfactory to the Bank and its counsel. Execution of this Amendment by the parties hereto may be in any number of counterparts, but all of such counterparts when taken together shall constitute one and the same document.

     12. Except as otherwise specifically provided herein, the capitalized terms used herein shall have the same meanings as the capitalized terms used in the Credit Agreement.

     IN WITNESS WHEREOF, the Borrower and the Bank have hereunto set their hands as of the 1st day of September, 2003.

                                        R. G. BARRY CORPORATION


                                        By:  /s/ Michael Krasnoff
                                           -------------------------------------
                                             Michael S. Krasnoff, Vice President


                                        THE HUNTINGTON NATIONAL BANK


                                        By:  /s/ Bud Ward
                                           -------------------------------------
                                             Bud Ward, Senior Vice President










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